CHICAGO MERCANTILE EXCHANGE INC.

CREDIT AGREEMENT

DATED AS OF OCTOBER 13, 2006

AMONG

CHICAGO MERCANTILE EXCHANGE INC.,

EACH OF THE BANKS FROM TIME TO TIME PARTY HERETO

AND

BANK OF MONTREAL,

AS ADMINISTRATIVE AGENT

THE BANK OF NEW YORK,

AS COLLATERAL AGENT

AND

BMO CAPITAL MARKETS,

AS LEAD ARRANGER
TABLE OF CONTENTS

PAGE

ARTICLE I DEFINITIONS ARTICLE II THE CREDIT Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10

Revolving Credit Loans
Ratable Loans
Payment on Last Day of Interest Period
Reborrowing of Advances
Optional Principal Payments
Mandatory Principal Payments
Adjustments of Commitments.
Commitment Fee
Collateral.
Additional Credit Facility.

ARTICLE III FUNDING THE CREDITS

Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6	Method of Borrowing Minimum Amount of Each Advance Rate Before and After Maturity Method of Payment Notes; Telephonic Notices. Interest Payment Dates; Interest Basis

ARTICLE IV ADMINISTRATIVE AGENT

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6 Section 4.7	Notice to and Payment by the Banks
Payment by Banks to Administrative Agent.
Distribution of Payments
Rescission of Payments by the Company
Powers Granted to Administrative Agent.
[Reserved]
[Reserved]

ARTICLE V CONDITIONS PRECEDENT

Section 5.1 Section 5.2	Conditions Precedent. Each Advance

ARTICLE VI REPRESENTATIONS AND WARRANTIES

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9 Section 6.10 Section 6.11	Corporate Existence and Standing
Authorization and Validity.
Compliance with Laws and Contracts
Financial Statements
Material Adverse Change
Subsidiaries
Accuracy of Information
Margin Regulations
Taxes
Litigation
ERISA

ARTICLE VII COVENANTS Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9 Section 7.10 Section 7.11 Section 7.12	Financial Reporting Use of Proceeds Notice of Default Conduct of Business Compliance with Laws Inspection Tangible Net Worth Liens Additional Clearing Members CME Rule Changes Taxes Insurance

ARTICLE VIII DEFAULTS Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7 Section 8.8 Section 8.9 Section 8.10 Section 8.11
Representations and Warranties
Payment Defaults
Certain Covenant Defaults
Other Covenant Defaults
Other Indebtedness
Bankruptcy, etc.
Involuntary Bankruptcy, etc.
Condemnation
Judgments
Security Interest; Validity
CFTC Designation

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1 Section 9.2 Section 9.3	Acceleration Amendments Preservation of Rights

ARTICLE X THE AGENTS Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5 Section 10.6 Section 10.7 Section 10.8
Declaration and Acceptance of Appointment; No Fiduciary Duties
Reliance by Each Agent
Reimbursement and Indemnification
Each Agent in its Individual Capacity
Resignation or Termination of Agent
Non-Reliance Representation
Exculpation
Collateral Valuation

ARTICLE XI GENERAL PROVISIONS

Section 11.1 Section 11.2 Section 11.3 Section 11.4 Section 11.5 Section 11.6 Section 11.7 Section 11.8 Section 11.9 Section 11.10 Section 11.11 Section 11.12 Section 11.13 Section 11.14	Successors and Assigns.
Survival of Representations
Governmental Regulation
Taxes.
Choice of Law; Jurisdiction
Headings
Entire Agreement
Several Obligations
Expenses; Indemnification.
Accounting
Severability of Provisions
Confidentiality
WAIVER OF TRIAL BY JURY
USA Patriot Act Notification

ARTICLE XII SETOFF; RATABLE PAYMENTS

Section 12.1	Setoff; Ratable Payments.

ARTICLE XIII NOTICES Section 13.1 Section 13.2	Giving Notice Change of Address

ARTICLE XIV COUNTERPARTS

ARTICLE XV SUBORDINATION

CHICAGO MERCANTILE EXCHANGE INC.

CREDIT AGREEMENT

This Credit Agreement, dated as of October 13, 2006, is among Chicago Mercantile Exchange Inc., a Delaware corporation (together with its successors and assigns, “CME” or the “Company”) and a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (together with its successors and assigns, “Holdings”), the Banks, Bank of Montreal, as Administrative Agent, and The Bank of New York, as Collateral Agent.

In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The parties hereto agree as follows:

As used in this Agreement:

“Accelerated Termination Date” has the meaning set forth in Section 11.9(d).

“Accelerated Termination Notice” has the meaning set forth in Section 2.7.2.

“Additional Amount” has the meaning set forth in Section 11.4(a).

“Administrative Agent” means Bank of Montreal, in its capacity as administrative agent for the Banks pursuant to Article X or any successor administrative agent hereunder, together with their respective successors and assigns.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made to the Company by the Banks at the same time and having the same maturity date.

“Agent” means Administrative Agent or Collateral Agent, as the context may require, and “Agents” means Administrative Agent and Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Banks hereunder.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means generally accepted principles of accounting in effect at the time of the preparation of the financial statements referred to in Section 6.4, applied in a manner consistent with that used in preparing such statements.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” has the meaning set forth in Section 11.1(c).

“Banks” means the banks and other financial institutions listed on the signature pages of this Agreement and their respective successors and assigns and any other financial institution that becomes a party hereto as a Bank in accordance with Section 9.2(b).

“Borrowing Base” means, at any time, an amount equal to the aggregate Discounted Value of all Collateral at such time, excluding, however, the Discounted Value of any Security Deposits and Performance Bonds that are not subject to a first priority perfected Lien in favor of Collateral Agent, for the ratable benefit of the Banks, pursuant to the Collateral Documents, free and clear of any other Lien other than Liens permitted by subsection (a), (b) or (c) of Section 7.8.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close.

“Clearing House” means the department of the Company through which all futures and options on futures trades on or subject to the rules of the exchange are reconciled, settled, adjusted and cleared.

“Clearing Member” means a firm qualified to clear trades through the Clearing House.

“CME” has the meaning set forth in the preamble hereto.

“CME Rules” means the rules of the Company as amended and in effect from time to time and includes any interpretations thereof. “CME Rule” shall refer to any specifically designated rule.

“Collateral” means any and all rights and interests in or to the Performance Bonds of Defaulted Clearing Members and to the Security Deposits, in which a Lien is created or purported to be created pursuant to the Collateral Documents, all as more particularly described in the Security and Pledge Agreement.

“Collateral Agent” means The Bank of New York, in its capacity as collateral agent for the Banks pursuant to Article X or any successor collateral agent hereunder, together with their respective successors and assigns.

“Collateral Documents” means the Security and Pledge Agreement, the Securities Account Control Agreement, each Money Fund Control Agreement and all other agreements and documents entered into by the Company in favor of Collateral Agent for the benefit of the Banks for the purpose of effecting the Security and Pledge Agreement, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Notice” has the meaning set forth in Section 10.8.

“Commitment” means, for each Bank, the obligation of such Bank to make Loans to the Company in an aggregate principal amount at any one time outstanding not exceeding the amount set forth opposite its signature below, or as set forth in an Assignment Agreement in the case of any Bank that becomes a party hereto pursuant to Section 11.1(c), or as agreed to between the Company and the applicable Bank, in the case of any Bank that becomes a party hereto pursuant to Section 9.2(b), in each case, as such amount may be modified from time to time as provided herein, including, without limitation, pursuant to Section 2.10 hereof.

“Company” has the meaning set forth in the preamble hereto.

“Concentration Policy” has the meaning set forth in Annex I.

“Consolidated Tangible Net Worth” means at any date the consolidated shareholders’ equity of the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated shareholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2000 in the book value of any asset owned by the Company or a consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

“Default” means an event described in Article VIII.

“Defaulted Clearing Member” means, as of any time of determination, a Clearing Member that is then in default of its obligations to the Company under and pursuant to the CME Rules.

“Discounted Value” means, at any time with respect to any asset included in the Collateral, the discounted market value of such asset determined by multiplying the market value of such asset at the time by the percentage specified on Annex I hereto applicable to such asset based on its asset type, and for some asset types, time to maturity. It is understood and agreed that the market value of all Security Deposits and Performance Bonds as of any date shall be determined by Collateral Agent in accordance with its usual and customary practices.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Availability” means, as of any date, the lesser of (a) the excess, if any, of the Aggregate Commitment minus the aggregate principal of all Loans outstanding and (b) the excess, if any, of the Borrowing Base minus the aggregate principal of all Loans outstanding.

“Excluded Taxes” means, with respect to any and all payments to any Agent, any Bank or any recipient of any payment to be made by or on account of any obligation of the Company under the Loan Documents, net income taxes, branch profits taxes, franchise and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on any Agent or any Bank.

“Federal Funds Rate” means the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight.

“Fed Funds Target Rate” means for any period, a fluctuating interest rate per annum for each day during such period equal to the most recent rate set by the Federal Open Market Committee of the Federal Reserve System as the target level for the Federal Funds Rate, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by Dow Jones & Company, Inc. in The Wall Street Journal.

“Foreign Bank” has the meaning set forth in Section 11.4(f).

“GFX™” means that Wholly-Owned Subsidiary of the Company known as the GFX™ Corporation.

“GFX™ Guaranty” means certain Guaranties by the Company issued to counterparties of GFX™ related to over-the-counter foreign exchange transactions entered into by GFX™, or certain Guaranties by the Company issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of GFX™, related to transactions in futures.

“Guaranty” of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

“Holdings” has the meaning set forth in the preamble hereto.

“Increased Cost Notice” has the meaning set forth in Section 11.9(b).

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (other than a daylight overdraft incurred by the Company in the course of effecting daily settlements with Clearing Members), (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property (other than futures and options contracts held in a cross-margin account at the Company) now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) obligations for which such Person is obligated pursuant to a Guaranty (other than the guarantee provided by the Clearing House to Clearing Members in the ordinary course of business for their obligations to one another, or the GFX™ Guaranties) and (vii) reimbursement obligations with respect to letters of credit; provided, however, that “Indebtedness” shall not include (a) obligations of the Company to a Cross-Margining Clearing Organization (as such term is defined in the CME Rules) arising out of the liquidation of one or more pairs of cross-margin accounts held at the Clearing House and at such Cross-Margining Clearing Organization and (b) obligations of the Company to a pledgee arising out of the liquidation of one or more pairs of cross-margin pledge accounts held at the Clearing House and at a Cross-Margining Clearing Organization.

“Indemnified Amounts” has the meaning set forth in Section 11.9(a).

“Indemnified Party” has the meaning set forth in Section 11.9(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Lien” means, with respect to an asset, any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor’s interest under a capitalized lease or analogous instrument, in, of or on such asset.

“Loan” means, with respect to a Bank, such Bank’s portion of any Advance.

“Loan Documents” means this Agreement, the Notes and the Collateral Documents.

“Material Adverse Effect” means a material adverse effect on the Company’s financial position or the Company’s ability to perform its obligations in the ordinary course of business as they become due.

“Member Attorney-in-Fact” means CME in its capacity as attorney-in-fact for the Clearing Members pursuant to the power of attorney authorized in CME Rule 817.

“Minimum Credit Rating” has the meaning set forth in Annex I.

“Money Fund Control Agreement” has the meaning set forth in the Security and Pledge Agreement.

“Money Fund Shares” has the meaning set forth in the Security and Pledge Agreement.

“Money Gridlock Situation” means (1) a disruption in the clearing and settlement operations of the Clearing House due to temporary problems or delays in obtaining or making settlement payments due to delays, overuse or other similar problems with the Fed Wire or similar money transfer systems, (2) the failure of a Cross-Margining Clearing Organization to approve one or more withdrawals by the Clearing House from a cross-margining bank account held either by the Company and such Cross-Margining Clearing Organization jointly, or by a Clearing Member cross-margining its positions at the Clearing House with its own or an affiliate’s positions at such Cross-Margining Clearing Organization, or (3) the failure of a Common Banking and Settlement Clearing Organization (as such term is defined in the CME Rules) to approve one or more withdrawals by the Clearing House from a common banking and settlement bank account held either by the Company and such Common Banking and Settlement Clearing Organization jointly or by a Clearing Member participating in common banking and settlement with such Common Banking and Settlement Clearing Organization.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Nationally Recognized Statistical Rating Organizations” or “NRSRO” means the Security and Exchange Commission’s designation as a nationally recognized statistical rating organization. As of October 1, 2006, there are five NRSRO’s: A.M. Best Company, Inc., Dominion Bond Rating Service Limited, Fitch, Inc., Moody’s Investors Service Inc., and Standard & Poor’s Division of the McGraw Hill Companies, Inc.

“New Lending Office” has the meaning set forth in Section 11.4(f).

“Non-Terminating Bank” has the meaning set forth in Section 2.7.2.

“Note” means a promissory note in substantially the form of Exhibit A hereto, duly executed and delivered to each of the Banks by the Company and payable to the order of each Bank in the amount of such Bank’s Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Obligations” means all unpaid principal of, and accrued and unpaid interest on, the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for such interest is allowed in such proceeding), all accrued and unpaid commitment fees and all other obligations of the Company to any Agent or any Bank arising under the Loan Documents whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participants” has the meaning set forth in Section 11.1(b).

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Performance Bonds” means the assets deposited with the Clearing House by each Clearing Member as security for its obligations to the Clearing House pursuant to CME Rule 820.

“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any Subsidiary may have any liability.

“Principal Bank” has the meaning set forth in Section 4.5.

“Purchasers” has the meaning set forth in Section 11.1(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Internal Revenue Code).

“Required Banks” means the Banks holding at least 51% of the aggregate unpaid principal amount of the outstanding Advance(s), or, if no Advance(s) are outstanding, Banks having at least 51% of the Aggregate Commitment.

“Restructuring” has the meaning set forth in Section 11.9(c).

“Restructuring Notice” has the meaning set forth in Section 11.9(c).

“Revolving Credit Termination Date” means October 12, 2007 or any earlier date on which the Aggregate Commitment is terminated pursuant to this Agreement.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Account” has the meaning set forth in the Security and Pledge Agreement.

“Securities Account Control Agreement” means that certain Securities Account Control Agreement, dated as of October 13, 2006, by and among the Clearing Members party thereto, the Company, The Bank of New York, as Securities Intermediary (as defined therein) and Collateral Agent, substantially in the form of Exhibit H, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement, dated as of October 13, 2006, by and among the Clearing Members party thereto, the Company and Collateral Agent, substantially in the form of Exhibit I, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Deposits” means the assets deposited with the Clearing House by each Clearing Member as security for its obligations to the Clearing House pursuant to CME Rule 816.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

“Surplus Funds” means funds in excess of those needed for normal operations in the Clearing House Accounts and the General Accounts, each as referenced in CME Rule 802.B.

“Survivor” has the meaning set forth in Section 11.9(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any governmental authority.

“Terminated Commitment” has the meaning set forth in Section 2.7.2.

“Termination Notice” has the meaning set forth in Section 11.9(c).

“Test Draw” means a nominal Advance made for the purpose of testing communication and draw procedures with Administrative Agent.

“2.7.2 Effective Date” has the meaning set forth in Section 2.7.2.

“2.7.2 Notice” has the meaning set forth in Section 2.7.2.

“Unfunded Liabilities” means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Company and Subsidiaries.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of Illinois.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56,115 Stat. 272 (2001), as amended.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more Wholly-Owned Subsidiaries, or by the Company and one or more Wholly-Owned Subsidiaries, or any similar business organization which is so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

Section 2.1 Revolving Credit Loans. Through and including the Revolving Credit Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement and in its Note, to make Loans to the Company from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that no Loan shall be made if, after giving effect thereto, the aggregate outstanding principal of all Loans would exceed the lesser of (A) the Aggregate Commitment or (B) the Borrowing Base. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow at any time through the Revolving Credit Termination Date. The obligations of any Bank to make Loans hereunder shall cease at 4:01 p.m. (Chicago time) on the Revolving Credit Termination Date.

Section 2.2 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Banks, ratably in proportion to the amounts of their respective Commitments on the date of such Advance.

Section 2.3 Payment on Last Day of Interest Period. Each Advance and accrued and unpaid interest thereon shall be due and payable 30 days after such Advance is made, except in the case of a Test Draw which shall be repaid pursuant to the provisions of Section 7.2 hereof.

Section 2.4 Reborrowing of Advances. No Loans may be made hereunder to repay Advances without the consent of all of the Banks.

Section 2.5 Optional Principal Payments. The Company may from time to time prepay, without premium or penalty, all or a portion of any outstanding Advance, pro rata among the Banks, in accordance with their respective shares of such Advance by giving notice of such prepayment by 10:00 a.m. (Chicago time) on the date of such payment to Administrative Agent. Administrative Agent shall promptly provide a copy of such notice to each Bank. Repayment of principal pursuant to this Section 2.5 shall be applied to prepay the outstanding Loans, pro rata, and shall be accompanied by accrued and unpaid interest thereon.

Section 2.6 Mandatory Principal Payments. On any day on which the aggregate outstanding principal of the Loans exceeds the Borrowing Base or the Aggregate Commitment, such excess shall be immediately due and payable without the necessity of any notice or demand. Repayment of such excess amounts shall be applied to prepay the outstanding Loans, pro rata, and shall be accompanied by accrued and unpaid interest thereon.

Section 2.7 Adjustments of Commitments.

Section 2.7.1 Adjustments by the Company. The Company may permanently reduce the Aggregate Commitment, in whole or in part ratably among the Banks, in proportion to the amounts of their respective Commitments in integral multiples of $1,000,000, upon at least ten Business Days’ written notice to Administrative Agent, which shall promptly provide a copy of such notice to each Bank. Such notice shall specify the amount of any such reduction; provided, however, that, subject to Sections 2.7.2, 11.9(b) and 11.9(c), the amount of the Aggregate Commitment may not be reduced below the outstanding principal amount of the Advance(s), and provided further that a reduction by the Company of the Aggregate Commitment to zero shall terminate this Agreement as of the effective date of such reduction. All accrued and unpaid commitment fees shall be payable on the effective date of such termination.

Section 2.7.2 Adjustments by Banks for Accelerated Termination. If the Commitment of a Bank hereunder is terminated pursuant to Section 11.9(b) or 11.9(c), the Company shall immediately notify Administrative Agent in writing of such termination (“Accelerated Termination Notice”) and shall state the amount of such terminating Bank’s Commitment (“Terminated Commitment”) in the Accelerated Termination Notice. Administrative Agent shall promptly provide a copy of the Accelerated Termination Notice to each remaining Bank (each a “Non-Terminating Bank”). Each Non-Terminating Bank shall notify the Company, in writing, on or before the fifth Business Day after the date of the Accelerated Termination Notice, if and by what amount such Bank is willing to increase its Commitment, which amount shall be equal to all or some portion of the Terminated Commitment (each, a “2.7.2 Notice”). Any Non-Terminating Bank that fails to so notify the Company on or before such fifth Business Day, shall be deemed to have declined to increase its Commitment. If offers to increase Commitments are made by two or more Non-Terminating Banks in an aggregate amount greater than the aggregate amount of the Terminated Commitment, such Non-Terminating Banks and the Company hereby agree that such offers shall be allocated as nearly as possible in proportion to the aggregate amount of such offers, so that the aggregate amount thereof will not exceed the amount of the Terminated Commitment. On or before the 6th Business Day after the date of the Accelerated Termination Notice, the Company shall notify Administrative Agent and each Non-Terminating Bank of the amount by which each such Non-Terminating Bank’s Commitment has been increased, which amount shall not exceed the amount of such Non-Terminating Bank’s offer to increase its Commitment in such Bank’s 2.7.2 Notice. All increases of Commitments by the Banks under this Section 2.7.2 shall become effective on the terminating Bank’s Accelerated Termination Date (“2.7.2 Effective Date”). The Company shall promptly, and in no event later than the 2.7.2 Effective Date, deliver to each Bank whose Commitment has been increased pursuant to this Section 2.7.2 a new Note reflecting such Bank’s new Commitment amount and each such Bank shall promptly, after repayment to such Bank of such Bank’s ratable share of all Advances outstanding on the 2.7.2 Effective Date, return to the Company such Bank’s superseded Note. On the 2.7.2 Effective Date, the Commitments shall be adjusted to reflect any such increases.

Section 2.8 Commitment Fee. From the date hereof to and including the Revolving Credit Termination Date, the Company agrees to pay to Administrative Agent for the ratable account of the Banks a commitment fee of 7/100 of 1% per annum (on the basis of a year consisting of 360 days and for actual days elapsed) on the daily amount of such Bank’s ratable share (determined in proportion to its respective Commitment) of the excess of (i) the amount of the Aggregate Commitment over (ii) the aggregate principal amount of all outstanding Advances of the Banks, payable in arrears on the last day of each November, February, May and August hereafter and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

Section 2.9 Collateral.

(a) All Obligations of the Company under this Agreement, the Notes and all other Loan Documents shall be secured by the Collateral in accordance with the Collateral Documents.

(b) So long as no Default shall have occurred and be continuing, the Company may from time to time replace any security credited to any Securities Account or any Money Fund Shares subject to the Lien of the Security and Pledge Agreement with another security of a type described in CME Rule 816 or CME Rule 820 that has a market value equal to or greater than the market value of the replaced security, determined as of the date of replacement by Collateral Agent in accordance with its usual and customary practices.

(c) So long as no Default shall have occurred and be continuing, the Company may from time to time direct Collateral Agent to (and Collateral Agent shall upon the request of the Company) liquidate any securities credited to any Securities Account and any Money Fund Shares and apply the proceeds thereof and any other amounts credited to any Securities Account to repay any outstanding Loans, provided that after giving effect to such liquidation and the repayment of such Loans, the aggregate principal amount of all remaining Loans outstanding as of the date of such removal shall not exceed the Borrowing Base as of the date of such removal.

(d) Upon any replacement or liquidation of Collateral pursuant to subsection (b) or (c) above, the Lien of Collateral Agent on the replaced or liquidated Collateral, as applicable, shall be deemed released without further consent of Collateral Agent or any Bank.

Section 2.10 Additional Credit Facility.

(a) The Company may, at its option and without the consent of the Banks, in a minimum amount of $50,000,000 on each occasion, seek to increase the Aggregate Commitment by up to an aggregate amount of $200,000,000 (resulting in a maximum Aggregate Commitment of $1,000,000,000) upon at least three (3) Business Days’ prior written notice to Administrative Agent and Collateral Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Company may, after giving such notice and in its sole discretion, offer the increase in the Aggregate Commitment to other lenders or entities reasonably acceptable to Administrative Agent and the Company. No increase in the Aggregate Commitment shall become effective until the existing or new Banks extending such new or increased Commitment amount and the Company shall have delivered to Administrative Agent a document reasonably satisfactory to Administrative Agent and the Company pursuant to which any such existing Bank states the amount of its Commitment increase, any such new Bank states its Commitment amount and agrees to assume and accept the obligations and rights of a Bank hereunder and the Company accepts such new or increased Commitments. The Banks (new or existing) shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to the new or existing Banks accepting a new or increased Commitment, of a direct interest in each then outstanding Advance such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and accrued and unpaid facility fees. Any such increase of the Aggregate Commitment shall be subject to receipt by Administrative Agent from the Company of such supplemental opinions, resolutions, certificates and other documents as Administrative Agent may reasonably request.

(b) In addition to the foregoing, to the extent that the Company has reduced the Aggregate Commitment with respect to any or all of the Banks, the Company may, from time to time, increase any portion of any such Bank’s respective Commitment, with such Bank’s consent, in an amount up to the amount so reduced, provided that each such Bank shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to each such Bank of a direct interest in each then outstanding Advance such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. The documents evidencing any such increase in the Commitment shall be in a form reasonably acceptable to the Company and Administrative Agent.

(c) This Section 2.10 shall supercede any provisions contained in this Agreement to the contrary.

ARTICLE III

FUNDING THE CREDITS

Section 3.1 Method of Borrowing. The Company shall give Administrative Agent and Collateral Agent notice not later than 3:45 p.m. (Chicago time) on the Borrowing Date of each Advance, specifying the amount of such Advance. Subject to Section 4.1 and the satisfaction of the applicable conditions precedent set forth in Article V, each Bank severally shall make available to Administrative Agent, in the specified account located at Administrative Agent, its pro rata share of the full amount of each Advance in immediately available funds. Following the receipt of a notice of Advance from the Company, Collateral Agent shall determine the aggregate market value of the Collateral and the Borrowing Base in accordance with the terms hereof and promptly, but in any event, not later than 4:15 p.m. (Chicago time), provide the Company, Administrative Agent and each Bank with a Collateral Notice. Upon determination of the Borrowing Base, Administrative Agent shall make available to the Company, not later than 4:45 p.m. (Chicago time) on the Borrowing Date, in immediately available funds the lesser of (a) the aggregate amount of each Bank’s pro rata share of the Advance to the extent such amount has been funded by such Bank at such time or (b) the Excess Availability.

Section 3.2 Minimum Amount of Each Advance. Except in the case of a Test Draw, each Advance shall be in the minimum amount of $10,000,000 (and in integral multiples of $250,000 if in excess thereof), provided, however, that any Advance may be in the aggregate amount of the Excess Availability.

Section 3.3 Rate Before and After Maturity. Prior to maturity, Advances shall bear interest at the Fed Funds Target Rate plus 45/100 of 1% per annum. Any Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Fed Funds Target Rate plus 2.4% per annum. In the event that a change in the Fed Funds Target Rate is announced or published at the time a Loan is outstanding, such change shall become effective at the time it is announced or published.

Section 3.4 Method of Payment. All payments (including prepayments) of principal, interest, commitment fees and other amounts payable hereunder by the Company shall be made without setoff or counterclaim in immediately available funds to Administrative Agent, for the benefit of the Banks, at the address specified pursuant to Article XIII. All such payments shall be applied to principal, interest, fees, expenses and other amounts due and payable hereunder in the following order: first, to amounts payable hereunder other than principal, interest and commitment fees; second, to commitment fees (in chronological order in accordance with the dates such fees became due and payable); and third, to principal of, and interest on, the Advances (in chronological order in accordance with the dates such Advances were made; and as to any single Advance, first to interest thereon and second to principal thereof). Subject to the provisions of Section 4.4 and, except with respect to payments made to a Bank whose Commitment is terminated (or whose commitment fee is revised) pursuant to Section 11.9(b) or (c), (a) all payments of principal of, and interest on, the Advances shall be made by Administrative Agent to the Banks ratably among the Banks, in proportion to the outstanding principal amount of their respective Loans constituting part of such Advance and (b) all payments of commitment fees and other amounts payable hereunder by Administrative Agent to the Banks shall be made to the Banks ratably among the Banks, in proportion to the amounts of their respective Commitments on the date such payment is made.

Section 3.5 Notes; Telephonic Notices.(a) Each Bank shall maintain in accordance with its usual and customary practices an account or accounts evidencing the Loans made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement and the Notes; and each Bank is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note or in its books and records; provided, however, that the failure to so record shall not affect the Company’s obligations under such Note. Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by Administrative Agent hereunder from the Company and each Bank’s share thereof. The entries maintained in the accounts maintained by the Banks and Administrative Agent pursuant to this Section shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with their terms. In the event the records maintained by a Bank conflict with the records maintained by Administrative Agent, the records maintained by Administrative Agent shall control.

(b) The Company hereby authorizes the Banks and Administrative Agent to extend Advances based on telephonic notices made by any Persons any such Bank or Administrative Agent in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to Administrative Agent a written confirmation of each telephonic notice signed by an authorized signatory. If the written confirmation differs in any material respect from the action taken by Administrative Agent, the records of Administrative Agent shall govern absent manifest error.

Section 3.6 Interest Payment Dates; Interest Basis. Interest accrued on each Advance prior to maturity shall be payable to Administrative Agent for the benefit of the Banks on the date on which the Advance is paid or prepaid, whether due to acceleration or otherwise. Interest accrued on each Advance after maturity shall be payable on demand. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time at the place of payment). If any payment of principal of, or interest on, an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

ARTICLE IV

ADMINISTRATIVE AGENT

Section 4.1 Notice to and Payment by the Banks. Promptly after receiving notice from the Company of each Advance requested pursuant to Section 3.1, Administrative Agent shall notify each of the applicable Banks by telephone (which may, at the option of Administrative Agent, be accompanied by facsimile transmission), of each Advance, which notice shall state: (a) the dollar amount of such Advance; (b) each Bank’s ratable share of such Advance; (c) the date and time when such Advance is to be made; and (d) the account located at Administrative Agent to which the applicable Bank’s ratable share of such Advance shall be sent. Except as hereinafter provided, promptly after receipt of such notice from Administrative Agent and, in any event, before the time specified in such notice as the time when such Advance is to be made to the Company, each applicable Bank shall transfer its ratable share of such Advance to Administrative Agent by Federal Reserve wire transfer or, in the event of a failure of the Federal Reserve wire transfer system, in other immediately available funds via the SWIFT system or otherwise.

Section 4.2 Payment by Banks to Administrative Agent.(a) Unless Administrative Agent shall have been notified by a Bank prior to the date on which such Bank is scheduled to make payment to Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, Administrative Agent may assume that such Bank has made such payment when due and Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to Administrative Agent, such Bank shall, on demand, pay to Administrative Agent the amount made available to the Company attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date such Bank pays such amount to Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Target Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Federal Funds Target Rate in effect for each such day plus 2.4%. If such amount is not received from such Bank by Administrative Agent immediately upon demand, the Company will, on demand, repay to Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

(b) The failure of any Bank to make a payment to Administrative Agent of the proceeds of the Loan to be made by such Bank shall not relieve any other Bank of its obligation hereunder to make payment to Administrative Agent of the proceeds of a Loan, but no Bank shall be responsible for the failure of any other Bank to make the payment required to be made by such other Bank.

Section 4.3 Distribution of Payments. Whenever Administrative Agent receives from, or on behalf of the Company, or any other person or party, a payment of principal, interest or commitment fees or other amount payable in connection with the Loans with respect to any of which the applicable Banks are entitled to receive a share, Administrative Agent shall promptly pay to such Banks, in lawful money of the United States of America and in the kind of funds so received by Administrative Agent, the amount due each of such Banks as determined pursuant to this Agreement; provided, however, that the amount of such distribution shall be adjusted to the extent that amounts are owed by any Bank to Administrative Agent pursuant to Section 4.2 or are required to be returned to Administrative Agent pursuant to Section 4.4. If any payment of principal, interest or commitment fees or other amount payable in connection with the Loans is received from or on behalf of the Company by Administrative Agent before 10:00 a.m. (Chicago time) on any Business Day, Administrative Agent shall use reasonable efforts to wire transfer the appropriate portion of the same to the applicable Banks that same Business Day, but in any event shall wire the same to each of such Banks before the end of the next Business Day. In the event that Administrative Agent receives any such payment from or on behalf of the Company before 10:00 a.m. (Chicago time) on any Business Day and does not transfer to the applicable Banks the appropriate portion of such payment on that day, the Company shall, promptly upon receipt of notice from any such Bank, pay directly to such Bank an amount equal to the interest on such portion, at the Fed Funds Target Rate or, with respect to any payment of principal on a Loan, at the rate set forth in Section 3.3, for the period commencing on the day Administrative Agent receives such payment up to but not including the following Business Day.

Section 4.4 Rescission of Payments by the Company. If all or part of any payment made by the Company to Administrative Agent of principal, interest or commitment fees or other amount payable in connection with the Loans is rescinded or must otherwise be returned for any reason and if Administrative Agent has paid to any of the Banks such Bank’s ratable share therein, such Bank shall, upon telephone notice from Administrative Agent, forthwith pay to Administrative Agent, on the date of such telephone notice (if notice is received by Administrative Agent at or prior to 10:00 a.m. Chicago time) or on the next Business Day (if notice is received by Administrative Agent after 10:00 a.m. Chicago time), an amount equal to such Bank’s ratable interest in the amount that was rescinded or that must be so returned by Administrative Agent. Administrative Agent shall promptly return to the Company, or to whomever shall be legally entitled thereto pursuant to an order of a court of competent jurisdiction, each such amount (or any lesser amount) that is received from each Bank. Administrative Agent shall have no obligation to the Company for any amount that Administrative Agent paid to any Bank and that is not repaid by such Bank, provided that Administrative Agent did in fact provide such Bank with the notice described above to the effect that such payment was rescinded or must be returned.

Section 4.5 Powers Granted to Administrative Agent.(a) The Company and one or more Banks (each a “Principal Bank”) may, upon mutual agreement, from time to time request another Bank to act as an additional agent for the purpose of administering and servicing the Loans of the Principal Banks. Upon the acceptance of the offer to service by the proposed additional agent (which shall be in the sole discretion of such proposed administrative agent), such Bank shall be an additional agent (“Additional Agent”) hereunder and as administrator of the Loans of the Principal Banks for which it acts (and not as an agent, employee or fiduciary), shall be entitled to exercise all such powers as are incidental to the powers to receive and collect funds from the Principal Banks and the Company as provided for in this Agreement, and to take such other actions with respect to such Loans as are provided hereby or as may be from time to time agreed by such Additional Agent and the Principal Banks. In acting under this Agreement, Additional Agent agrees to exercise the same degree of care in administering such Loans as it would use in managing its own loans; provided, however, that this sentence shall not make Additional Agent a fiduciary to any Principal Bank. The Principal Banks and the Company hereby agree and acknowledge that (i) in performing the duties provided for in this Agreement, Additional Agent is acting solely for the benefit of the Principal Banks and are in no way to be construed to be acting as agent for the Company; and (ii) the servicing arrangement provided for herein is not intended to constitute, and shall not be construed to establish, a partnership or joint venture between Additional Agent and the Principal Banks, or between Additional Agent and the Company.

(b) The Company shall promptly notify Administrative Agent of the appointment of an Additional Agent. To the extent an Additional Agent will perform any function or duty currently performed by Administrative Agent, Administrative Agent shall cease its performance of such function or duty when the Company directs Administrative Agent to cease such performance. An Additional Agent shall not be deemed an agent or fiduciary of Administrative Agent.

Section 4.6 [Reserved]Section 4.7 [Reserved]ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent.

(a) Conditions to Closing. This Agreement shall become effective as of the date hereof upon the execution and delivery of a counterpart hereto by each party hereto.

(b) Conditions to Initial Advance. No Bank shall be required to make the initial Advance hereunder unless the Company has furnished to Administrative Agent on or prior to the date of the initial Advance in sufficient counterparts for each of the Banks the following (except any of the following that the Company or Administrative Agent has previously delivered to each Bank):

(i) A copy of the certificate of incorporation of the Company certified by the Delaware Secretary of State and certified by a secretary or assistant secretary of the Company to be true and correct as of the date hereof.

(ii) A copy of the bylaws of the Company certified by a secretary or assistant secretary of the Company to be true and correct as of the date hereof.

(iii) A certificate of good standing with respect to the Company, certified by the Secretary of State of Delaware.

(iv) A copy, certified by the Secretary or Assistant Secretary of the Company, of CME’s Board of Directors’ resolutions authorizing the execution of the Loan Documents.

(v) An incumbency certificate, in substantially the form of Exhibit G hereto, executed by the Secretary or Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to make borrowings hereunder, including telephonic borrowings, upon which certificate Administrative Agent and the Banks shall be entitled to rely until informed of any change in writing by the Company.

(vi) A certificate, signed by the (a) chief executive officer of the Company, (b) president & chief operating officer of the Company, (c) managing director & president of the Clearing House division, or (d) managing director & chief financial officer of the Company, or in each case his or her delegate, in substantially the form of Exhibit B hereto. Such certificate may be furnished by the Company by any means set forth in Section 13.1 hereof, and shall be deemed given to Administrative Agent as provided therein.

(vii) A written opinion of the Company’s counsel, addressed to Administrative Agent and the Banks (or upon which Administrative Agent and the Banks may rely), covering the matters set forth in Exhibit C hereto.

(viii) Notes, each duly executed and delivered by the Company and payable to the order of the respective Bank.

(ix) A copy of the Security and Pledge Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact on behalf of each grantor named therein and Collateral Agent.

(x) A copy of the Securities Account Control Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact on behalf of each grantor named therein, The Bank of New York, as Securities Intermediary (as defined therein) and Collateral Agent.

(xi) A copy of the Securities Control Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact, Bank of America, N.A. and Collateral Agent.

(xii) A copy of the Securities Control Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact, Brown Brothers Harriman & Co. and Collateral Agent.

(xiii) A copy of the Uncertificated Securities Control Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact, Phoenix Equity Planning Corporation, as Transfer Agent (as defined therein), and Collateral Agent.

(xiv) A copy of the Uncertificated Securities Control Agreement, duly executed and delivered by the Company, for itself and as Member Attorney-in-Fact on behalf of each grantor named therein, Boston Financial Data Services, Inc., as Transfer Agent (as defined therein), and Collateral Agent.

Section 5.2 Each Advance. No Bank shall be required to make any Advance (including the initial Advance), unless on the applicable Borrowing Date both before and immediately after giving effect to the Advance:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date except for deemed changes in the Schedules hereto reflecting transactions permitted by this Agreement.

(c) The Company has furnished to Administrative Agent a certificate, substantially in the form of Exhibit D, which sets forth in reasonable detail the intended use of the proceeds of such Advance (which shall comply with Section 7.2 hereof) and confirms that such proceeds will not be used to repay maturing Advances except as permitted pursuant to Section 2.4 hereof. Such certificate may be furnished by Company by any means set forth in Section 13.1 hereof, and shall be deemed delivered to Administrative Agent as provided therein.

(d) The aggregate outstanding principal of all Loans, after giving effect to the Loans to be made on such Borrowing Date, does not exceed the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base as of such date.

The Company’s receipt of the proceeds of any Loan hereunder shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Banks, as of the date hereof and the date of each Advance, that:

Section 6.1 Corporate Existence and Standing. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

Section 6.2 Authorization and Validity.

(a) The Company has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings. The Company has duly executed and delivered the Loan Documents, and the Loan Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is considered in a proceeding at law or in equity).

(b) The Company has the authority pursuant to CME Rules 816, 817 and 820 to execute and deliver, as Member Attorney-in-Fact on behalf of the applicable Clearing Members, the Collateral Documents. Pursuant to CME Rule 817, the Company has the authority, as Member Attorney-in-Fact on behalf of the applicable Clearing Members, to cause the Security Deposits to be subject to the Lien of the Collateral Documents to secure the Obligations. Pursuant to CME Rule 817, the Company has the authority, as Member Attorney-in-Fact on behalf of the applicable Clearing Members, to cause the Performance Bonds of Defaulted Clearing Members to be subject to the Lien of the Collateral Documents to secure the Obligations. CME Rules 816, 817, 820 and 913.B, as set forth in Exhibit J, have been duly adopted and are in full force and effect.

Section 6.3 Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company’s or any Subsidiary’s articles of incorporation or by-laws or the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents as against the Company.

Section 6.4 Financial Statements. The most recent annual, audited consolidated financial statements of Holdings and its subsidiaries (which include the Company and the Subsidiaries) heretofore delivered to the Banks were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of Holdings and its subsidiaries at such date and the consolidated results of their operations for the period covered thereby.

Section 6.5 Material Adverse Change. No material adverse change in the business, financial condition, or results of operations of the Company and the Subsidiaries has occurred since the date of the financial statements referred to in Section 6.4; provided, however, that in the event the Company utilizes its own funds to repay all or any portion of an Advance, and such repayment results in such a material adverse change, then such material adverse change shall not be deemed to have occurred until the thirty-first consecutive day that such material adverse change continues.

Section 6.6 Subsidiaries. Schedule I contains an accurate list of all of the presently existing Subsidiaries of the Company, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

Section 6.7 Accuracy of Information. No written information, exhibit or report furnished by the Company or any Subsidiary to any Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances existing at the time furnished.

Section 6.8 Margin Regulations. Margin Stock (as defined in Regulation U) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. No proceeds of any Loans will be used to “purchase” or “carry” any “margin stock” (each as defined in Regulation U), or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Section 6.9 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any such Subsidiary, except such taxes, if any, as are being contested in good faith. To the best of the Company’s knowledge, no tax liens have been filed and no claims are being asserted with respect to any such taxes other than those taxes that are being contested in good faith. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 6.10 Litigation. Except as set forth in Schedule II attached hereto, there is no litigation or proceeding before any governmental authority pending or, to the knowledge of any of their officers, threatened, against or affecting the Company or any Subsidiary of the Company which might reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company or the ability of the Company to perform its obligations under the Loan Documents.

Section 6.11 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any of its Subsidiaries has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

ARTICLE VII

COVENANTS

During the term of this Agreement and thereafter as long as any Advances remain outstanding hereunder, unless the Required Banks shall otherwise consent in writing:

Section 7.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Administrative Agent (and Administrative Agent will furnish a copy to each Bank):

(a) Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Required Banks, prepared in accordance with Agreement Accounting Principles on a consolidated basis for Holdings and its subsidiaries (including the Company), including balance sheets as of the end of such period, and statements of income, changes in shareholders’ equity and a statement of cash flows for the year then ended, accompanied by any management letter prepared by said accountants and by a certificate of said accountants in substantially the form of Exhibit E hereto, or if, in the opinion of such accountants, such certificate is not applicable, a description of any Default or Unmatured Default relating to accounting matters that in their opinion exists, stating the nature and status thereof.

(b) Within 120 days after the close of each of its fiscal years, for the Company and its Subsidiaries, an unaudited consolidated balance sheet as at the end of such period and unaudited consolidated statements of income, changes in shareholders’ equity and a statement of cash flow for the year then ended, each prepared in a manner consistent with the preparation of Holdings’ year-end statements and in accordance with Agreement Accounting Principles (other than the absence of footnotes).

(c) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Company and its Subsidiaries, an unaudited consolidated balance sheet as at the close of each such period and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows from the beginning of such fiscal year to the end of such quarter, each prepared in a manner consistent with the preparation of the Company’s year-end statements and in accordance with Agreement Accounting Principles (other than the absence of footnotes and subject to normal year-end adjustments).

(d) Within 45 days after the close of the first three quarterly periods of each of the Company’s fiscal years and within 120 days after the close of each of the Company’s fiscal years, a report of (i) current Surplus Funds, (ii) the aggregate amount of Security Deposits being held by the Company including a breakdown of the asset types making up such Security Deposits and the location thereof and (iii) the aggregate amount of Performance Bonds of Defaulted Clearing Members being held by the Company including a breakdown of the asset types making up such Performance Bonds and the location thereof.

(e) Within the time periods set forth herein for the furnishing of the financial statements required hereunder, a certificate signed by its managing director & chief financial officer or another managing director, in substantially the form of Exhibit F hereto, (i) certifying that, to the knowledge of such officer or director, no Default or Unmatured Default has occurred during the period covered by such financial statements or (ii) if any Default or Unmatured Default exists, showing the calculations set forth in Exhibit F as well as setting forth a description of the nature and status of such Default or Unmatured Default.

(f) Within 120 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, signed by the managing director & chief financial officer of the Company or another managing director, or, in the event there are no Unfunded Liabilities, a certificate signed by its managing director & chief financial officer or another managing director to that effect.

(g) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the managing director & chief financial officer of the Company or another managing director, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(h) Such other information (including non-financial information) as any Bank may from time to time reasonably request.

Section 7.2 Use of Proceeds. Except in the case of a Test Draw, the Company will only use the proceeds of the Advances to provide temporary liquidity in circumstances where CME is entitled to use the Security Deposits and Performance Bonds of its Clearing Members to satisfy any outstanding obligations of any defaulting Clearing Members to CME as provided in the CME Rules and in circumstances where a Money Gridlock Situation that affects the Company’s operations exists. Additionally, the Company may use the proceeds of the Advances to fulfill its obligations under the GFX™ Guaranty, provided, however, that the Company may use the proceeds for such purposes only up to the amount of Surplus Funds on any given day. Additionally, the Company from time to time may conduct Test Draws which may be repaid on the Borrowing Date or on the Business Day immediately following such Borrowing Date. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to “purchase” or “carry” any “margin stock” (each as defined in Regulation U) or for any purpose that violates the provisions of Regulation T, U or X of the Board of the Federal Reserve System as now and from time to time hereafter in effect.

Section 7.3 Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Banks of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which would reasonably be expected to materially adversely affect its business, properties or affairs or the ability of the Company to repay the Obligations.

Section 7.4 Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

Section 7.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 7.6 Inspection. The Company will, and will cause each Subsidiary to, permit Administrative Agent and Collateral Agent or its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary (the foregoing activities, an “Audit”) with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Administrative Agent may designate; provided that so long as no Default has occurred and is continuing the Company shall only be responsible for the costs and expenses of one Audit per 12-month period.

Section 7.7 Tangible Net Worth. The Company will maintain at all times a Consolidated Tangible Net Worth of not less than $96,000,000. In the event that the Company exercises its right to increase the Aggregate Commitment under Section 2.10(a), the minimum Consolidated Tangible Net Worth that the Company will maintain will increase on a ratable basis to the increase in the Aggregate Commitment such that if the Company increases the Aggregate Commitment by $200,000,000 (resulting in a maximum Aggregate Commitment of $1,000,000,000), the minimum Consolidated Tangible Net Worth to be maintained by the Company would increase by $24,000,000 to $120,000,000. If the Company exercises its rights to decrease the Aggregate Commitment under this Agreement, the minimum Consolidated Tangible Net Worth to be maintained by the Company will decrease on a ratable basis, provided, however, that under no circumstances will the minimum Consolidated Tangible Net Worth be reduced to less than $90,000,000. Any such ratable increase or decrease in the Company’s maintenance of the Consolidated Tangible Net Worth shall be effective immediately upon the related increase or decrease in the Aggregate Commitment in accordance with the terms of this Agreement.

Section 7.8 Liens. The Company will not, nor will it permit any Subsidiary to, create or incur any Lien in, of or on the Collateral, except:

(a) Liens in favor of Collateral Agent.

(b) Liens in favor of the Company, which Liens are subordinated to the Liens in favor of Collateral Agent in accordance with Article XV hereof.

(c) Liens arising out of repurchase agreements or reverse repurchase agreements entered into by the Company or any Subsidiary.

(d) Liens arising out of judgments or awards against the Company or any Subsidiary, in an amount of not more than $5,000,000 in the aggregate, which judgment or award is vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof.

Section 7.9 Additional Clearing Members. Promptly upon any Person becoming a Clearing Member of CME, the Company will execute and deliver, as Member Attorney-in-Fact, a supplement to the Security and Pledge Agreement, substantially in the form of Exhibit A thereto, joining such Clearing Member as a party to the Security and Pledge Agreement and a supplement to the Securities Account Control Agreement, substantially in the form of Exhibit B thereto, joining such Clearing Member as a party to the Securities Account Control Agreement. If such new Clearing Member deposits Money Fund Shares in satisfaction of their Security Deposit requirement to the extent such Money Fund Shares are included in the Borrowing Base, the Company will execute and deliver, as Member Attorney-in-Fact, a Money Fund Control Agreement, substantially in the form of Exhibit C to the Security and Pledge Agreement with respect to such Money Fund Shares for the purpose of granting to Collateral Agent control (within the meaning of the UCC) of the Money Fund Shares subject thereto.

Section 7.10 CME Rule Changes. The Company will not, without the prior written consent of the Banks, amend, revoke, or rescind any CME Rule in any manner that would have a materially adverse effect on the Lien granted to Collateral Agent in the Collateral or the ability of Collateral Agent to enforce any of its rights under the Collateral Documents.

Section 7.11 Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those (i) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on the books of the Company or such Subsidiary, as applicable, or (ii) as to which the failure to pay would not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice in the industry, and the Company will furnish to Administrative Agent upon request of any Bank full information as to the insurance carried. Administrative Agent shall furnish such information to each Bank.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.1 Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Banks in this Agreement or in any certificate or written information delivered in connection with this Agreement or any other Loan Document shall be materially false as of the date on which made or deemed to have been made.

Section 8.2 Payment Defaults. Nonpayment of the principal of any Note when due, nonpayment of interest upon any Note within five days after the same becomes due or nonpayment of any commitment fee or other obligation under any of the Loan Documents within 10 days after the same becomes due.

Section 8.3 Certain Covenant Defaults. (i) Any breach by the Company of any of the terms required to be observed by it under Section 7.1 (other than Section 7.1(g)), which continues unremedied for 10 days after the Company receives written notice of such breach from any Bank; (ii) any breach by the Company of any of the terms required to be observed by it under Section 7.2, 7.7, 7.8 or 7.10; or (iii) any material breach by the Company of any of the other terms or provisions required to be observed by it under Article VII.

Section 8.4 Other Covenant Defaults. The breach by the Company (other than a breach which constitutes a Default under Section 8.1, 8.2 or 8.3) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within five days after written notice from any Bank.

Section 8.5 Other Indebtedness. Failure of the Company or any Subsidiary to pay any Indebtedness in an aggregate amount in excess of $5,000,000 when due; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, which results in such Indebtedness being accelerated or declared to be due and payable or required to be prepaid, redeemed or defeased (other than by a regularly scheduled repayment, redemption or defeasance or mandatory prepayment, redemption or defeasance) prior to its stated maturity.

Section 8.6 Bankruptcy, etc. The Company or any Subsidiary shall (a) have an order for relief entered with respect to it under the federal bankruptcy code, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under the federal bankruptcy code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (g) fail to contest in good faith any appointment or proceeding described in Section 8.7.

Section 8.7 Involuntary Bankruptcy, etc. Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 8.6(e) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

Section 8.8 Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Company or any Subsidiary.

Section 8.9 Judgments. The Company or any Subsidiary shall fail to pay, bond or otherwise discharge, within 30 days of the entry thereof, any judgment or order for the payment of money in excess of $250,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 8.10 Security Interest; Validity. Collateral Agent, for the ratable benefit of the Banks, shall cease to have a valid and perfected first priority security interest in the Collateral other than any Money Fund Shares that have not been included in the Borrowing Base and other than in connection with any release of Collateral contemplated hereby or by any other Loan Document; or the Company shall assert the invalidity of any such security interest or the invalidity or unenforceability of any Collateral Document; or any Collateral Document shall be terminated without Collateral Agent’s written consent.

Section 8.11 CFTC Designation. The Commodity Futures Trading Commission (or its successor) shall revoke or suspend the designation of the Company as a contract market under the Commodity Exchange Act, as amended for any futures contract other than for reasons of dormancy or low volume in such contract or for reasons of disruptions in the underlying market for such contract.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1 Acceleration. If any Default described in Section 8.6 or 8.7 occurs, the obligations of the Banks to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of any Bank. If any other Default occurs, Administrative Agent may, or upon the direction of the Required Banks shall, terminate or suspend the Commitments of the Banks to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives. In addition, at any time after which the Obligations have become due and payable and the obligations of the Banks to make Loans hereunder have terminated in accordance with this Section 9.1, Collateral Agent may, with the consent of the Required Banks (or shall, upon the direction of the Required Banks), enforce any and all rights and interest created under the Collateral Documents or the UCC, including, without limitation, foreclosing the security interests created pursuant to the Collateral Documents by any available judicial procedure, and exercise all other rights and remedies of Collateral Agent otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved and all of which rights shall be cumulative.

Section 9.2 Amendments. Subject to the provisions of this Section 9.2, the Required Banks and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Default hereunder; provided, however, that:

(a) the consent of the Company and all of the Banks shall be required to (i) reduce the percentage specified in the definition of Required Banks, (ii) reduce the principal amount of or extend the maturity date for any Advance or reduce the rate or change the time of payment of interest thereon, (iii) reduce the rate or change the time of payment of any commitment fee, (iv) adjust the amount of the Commitment of any Bank except as otherwise permitted herein, (v) amend Section 2.7, 2.8, 5.2 or this Section 9.2, (vi) extend the Revolving Credit Termination Date, (vii) permit the Company to assign its rights under this Agreement, (viii) amend the definition of “Borrowing Base” or “Discounted Value” or the provisions of Annex I hereto (except as set forth in clause (c) below) or (ix) release any of the Collateral from the Lien granted pursuant to the Collateral Documents other than as permitted by this Agreement or any other Loan Document;

(b) the Company may add a new Bank(s) under the terms of this Agreement, provided, however, that each such new Bank shall agree in writing to be bound by the terms of this Agreement;

(c) the Company may modify the Concentration Policy or Minimum Credit Rating, each as set forth on Annex I hereto, at any time, if such modification results in an imposition of a more restrictive Concentration Policy or Minimum Credit Rating than that set forth on Annex I. The Company may modify the Concentration Policy or Minimum Credit Rating upon approval of the Required Banks if such modification results in the imposition of a less restrictive Concentration Policy or Minimum Credit Rating than that set forth on Annex I; and

(d) any amendment, modification or waiver of any provision of any Loan Documents that affects the rights or obligations of an Agent shall not be effective without such Agent’s prior written consent.

Section 9.3 Preservation of Rights. No delay or omission of the Banks to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full and the Commitments have been terminated.

ARTICLE X

THE AGENTS

Section 10.1 Declaration and Acceptance of Appointment; No Fiduciary Duties. Subject to the terms and conditions hereof, each Bank hereby appoints and authorizes Bank of Montreal as its administrative agent hereunder and under the other Loan Documents and The Bank of New York to act as its collateral agent hereunder and under each of the Collateral Documents and other Loan Documents, each with such powers as are expressly delegated to each Agent by the terms of this Agreement, the Collateral Documents, and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each of Bank of Montreal and The Bank of New York, by its execution hereof, hereby accepts the appointment made under this Section 10.1. Neither Administrative Agent nor Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, the Collateral Documents and the other Loan Documents, or be a trustee for, or have any fiduciary obligation to, any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of either Administrative Agent or Collateral Agent shall be read into this Agreement or any other Loan Document or otherwise exist for such Agent. In performing its functions and duties hereunder and under the other Loan Documents, Administrative Agent and Collateral Agent shall act solely as agents for the Banks and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Company or any of its successors or assigns. Neither Administrative Agent nor Collateral Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law. The appointment and authority of each Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations and the termination of the Commitments. Each Bank hereby authorizes Collateral Agent to execute each of the Collateral Documents on behalf of such Bank (the terms of which shall be binding on such Bank).

Section 10.2 Reliance by Each Agent. Each Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by such Agent and acceptable to the Required Banks. Each Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive advice or concurrence of the Company or the Required Banks (or, if required, all of the Banks), as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Banks, provided that unless and until such Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable and in the best interests of the Banks. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Company or the Required Banks or all of the Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

Section 10.3 Reimbursement and Indemnification. The Banks severally agree to reimburse and indemnify each Agent and its officers, directors, employees, representatives and agents ratably in proportion to the amounts of their respective Commitments, to the extent not paid or reimbursed by the Company (i) for any amounts for which such Agent, acting in its capacity as Agent, is entitled to reimbursement by the Company hereunder or under any other Loan Document and (ii) for any other actual out-of-pocket expenses incurred by such Agent, in its capacity as Agent and acting on behalf of the Banks, in connection with the administration and enforcement of this Agreement and the other Loan Documents, except in each case, for any amounts or expenses that arise as a result of the gross negligence or willful misconduct of such Agent.

Section 10.4 Each Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company or any affiliate of the Company as though such Agent were not an Agent hereunder. With respect to the making of Loans pursuant to this Agreement, each Agent shall have the same rights and powers under this Agreement in its individual capacity as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank,” and “Banks” shall include each Agent in its individual capacity.

Section 10.5 Resignation or Termination of Agent(a) . Any Agent may resign its position as such at any time upon ninety (90) days’ prior notice to the Company, the other Agent and the Banks. Any Agent may be terminated by 100% of the Banks (excluding any Bank then acting as such Agent) at any time upon thirty (30) days’ prior notice to the Company, the Agents and the other Banks. The Required Banks, with the consent of the Company (such consent not to be unreasonably withheld), may appoint a successor Agent to succeed any Agent that resigns or is terminated pursuant to this Section 10.5. Subsequent to the effective date of such resignation or termination, the resigning or terminated (as applicable) Agent shall have no further obligations in that capacity under this Agreement.

(b) If no successor Collateral Agent shall have been appointed by the Company and the Required Banks and shall have accepted such appointment prior to the effective date of the resignation or termination of the then acting Collateral Agent, the resigning or terminated Collateral Agent may appoint a successor Collateral Agent, which shall be a bank or trust company organized under the laws of the United States of America or any State thereof, having a combined capital and surplus of at least $500,000,000.

(c) Unless and until a successor administrative agent is appointed by the Company and the applicable Principal Banks acting together, (i) the services performed by such Administrative Agent hereunder shall be performed by the individual Principal Banks and the Company, each of its own behalf, and (ii) any payments or communications made by the Company to such Administrative Agent hereunder shall be made directly to the applicable individual Principal Banks.

Section 10.6 Non-Reliance Representation. Each of the Banks acknowledges and represents that it has, independently of and without reliance upon any Agent, and based solely upon its own expertise (and the expertise of its agents and independent advisors, if any) and upon financial statements and other information deemed appropriate by it, made its own credit analysis of the Company and made its own decision to enter into this Agreement. Each of the Banks further acknowledges and represents that it will, independently of and without reliance upon any Agent, and based solely upon its own expertise (and the expertise of its agents and independent advisors, if any) and upon such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis of the Company and its own decisions with respect to this Agreement.

Section 10.7 Exculpation. No Agent nor any of its shareholders, directors, officers, employees or agents shall be liable to the Banks, or any of them individually, for any obligation, undertaking, act or judgment of the Company or any other Person, or for any error of judgment or any action taken or omitted to be taken by such Agent (except and to the extent that the same arises from gross negligence or willful misconduct on the part of such Agent), or be bound to ascertain or inquire as to the performance or observance of any term of any of the Loan Documents. Without limiting the generality of the foregoing, each Agent: (a) may consult with legal counsel selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel; (b) makes no warranty or representation and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents by any Person other than such Agent, or for the financial condition of the Company or any other Person, or for the observance or performance of any obligations of the Company or any other Person other than such Agent, or for the truth or accuracy of any document provided to such Agent that such Agent has initially received from, or that such Agent has prepared based upon information received from, the Company or any other Person, except for Collateral Agent’s responsibility under Section 10.8; (c) makes no warranty or representation and shall not be responsible for the due execution, validity, enforceability, sufficiency or collectibility of any of the Loan Documents; (d) shall incur no liability under or in respect of any such agreement or document by acting upon any notice (by telephone or otherwise), or writing (including telex and telegraphic communication) believed by it in good faith to be genuine and to be signed or sent by the proper party or Person; and (e) makes no warranty or guarantee as to: (i) future payments by the Company or any other obligor or guarantor of the Loans, (ii) the Company’s future compliance with or performance of any of the terms and conditions contained in the Loan Documents, or (iii) the collectibility of the Loans.

Section 10.8 Collateral Valuation. Collateral Agent shall monitor the market value of the Collateral. On each Borrowing Date, promptly after receiving notice from the Company of a proposed borrowing, on each subsequent day on which there is an outstanding Advance, and on the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), commencing with the first such date to occur after the date hereof, Collateral Agent shall determine the aggregate market value of all Collateral on and as of such date in accordance with its usual and customary practices and shall advise and notify (which may be by telephone) the Company, Administrative Agent and each Bank thereof (each a “Collateral Notice”). Collateral Agent agrees to deliver promptly to the Company, Administrative Agent and each Bank a written confirmation of any telephonic Collateral Notice which is given on a Borrowing Date.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank may, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof and the Company and each Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. In no event shall a Bank that sells a participating interest be obligated to the Participant to take or refrain from taking any action hereunder or under any of the other Loan Documents except that such Bank may agree that it will not, without the consent of such Participant, agree to (A) reduce the principal of, or interest payable on (or reduce the rate of interest applicable to), the Loans of such Bank or any fees or other amounts payable to such Bank hereunder which, in each case, are related to the participation sold to such Participant or, (B) postpone the date fixed for any payment of the principal of, or interest on, the Loans of such Bank or other amounts payable to such Bank hereunder which, in each case, are related to the participation sold to such Participant.

(c) Any Bank may (or in accordance with Section 11.4(h) shall), in accordance with applicable law, and with the consent of the Company (such consent not to be unreasonably withheld), and with the consent of Administrative Agent upon the occurrence and during the continuance of a Default pursuant to Sections 8.2, 8.6 or 8.7 (such consent not to be unreasonably withheld), at any time sell to any financial institution (all such purchasers, collectively, “Purchasers”) all or any part of its rights and obligations under this Agreement and the Note held by it pursuant to an assignment agreement (an “Assignment Agreement”), executed by such Purchaser and such Bank and delivered to the Company and each Agent; provided that the consent of the Company to any such assignment shall not be required if (A) a Default has occurred and is continuing, (B) the assignment is by a Bank to an affiliate of such Bank or another existing Bank or (C) the assignment (including any pledge) is by any Bank of its Notes and its rights hereunder with respect thereto to any Federal Reserve Bank. Upon such execution and delivery of an Assignment Agreement, from and after the effective date as specified therein, (x) the Purchaser thereunder shall be a party hereto and shall be bound by the provisions hereto and, to the extent provided in such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, with its Commitment as set forth in such Assignment Agreement, and (y) the transferor Bank thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Upon delivery of the Assignment Agreement to the Company and each Agent, the Company, each Agent and the Banks may treat the Purchaser as the owner of the Loans and Commitment recorded therein for all purposes of this Agreement.

(d) On the effective date specified in any Assignment Agreement, or as soon as possible thereafter, the Company shall execute and deliver to the applicable Purchaser, a new Note to the order of such Purchaser reflecting the Commitment and outstanding Loans obtained by it pursuant to such Assignment Agreement and, if the transferor Bank has retained a Commitment and Loans hereunder, a new Note in exchange for the Note held by the transferor Bank (which existing Note shall be surrendered to the Company) to the order of the transferor Bank reflecting the Commitment and outstanding Loans retained by it hereunder. Such new Notes shall be dated the effective date of the Assignment Agreement as specified therein and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Bank shall be returned by the transferor Bank to the Company marked “canceled”.

(e) The Company authorizes each Bank to disclose to any Participant or Purchaser and any prospective Participant or Purchaser any and all financial and other information in such Bank’s possession concerning the Company which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement; provided that such Participant or Purchaser or prospective Participant or Purchaser agrees to be bound by the confidentiality provisions contained in Section 11.12.

(f) If, pursuant to this Section 11.1, any interest in this Agreement or any Note is transferred to any Purchaser which is organized under the laws of any jurisdiction other than the United States or any state thereof, such Purchaser, concurrently with the effectiveness of such transfer and becoming a party to this Agreement pursuant to the applicable Assignment Agreement shall, (i) represent to the transferor Bank (for the benefit of the transferor Bank, each Agent and the Company) that under applicable law and treaties then in effect no United States federal taxes will be required to be withheld by any Agent, the Company or the transferor Bank with respect to any payments to be made to such Purchaser hereunder, (ii) furnish to the Company the documentation described in Section 11.4(f), (wherein such Purchaser claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder) and (iii) agree to otherwise comply with the terms of Section 11.4(f).

(g) Notwithstanding anything to the contrary contained in this Section 11.1, no Bank may assign or sell participations, or otherwise syndicate all or any portion of such bank’s interests under this Agreement or any other Loan Document to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

(h) The transferor Bank shall pay to Administrative Agent for its own account a fee of $3,500.

Section 11.2 Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

Section 11.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 11.4 Taxes.

(a) All payments to any Bank with respect to the Loans shall be made free and clear of, and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, the Company shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(b) Subject to subsections (g) and (h) below, the Company shall indemnify each Bank for Indemnified Taxes and Other Taxes paid by such Bank, provided, however, that the Company shall not be obligated to make payment to any Bank in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of such Bank.

(c) If a Bank shall become aware that it is entitled to claim a refund from a governmental authority in respect of Indemnified Taxes or Other Taxes paid by the Company pursuant to this Section 11.4, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company, or with respect to which the Company has paid Additional Amounts pursuant hereto, it shall promptly notify the Company of the availability of such refund claim and, if such Bank determines in good faith that making a claim for refund will not have a material adverse effect on its taxes or business operations, shall, within 30 days after receipt of a request by the Company, make a claim to such governmental authority for such refund at the Company’s expense. If a Bank receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Company pursuant hereto, it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to hereto, including indemnity payments made or Additional Amounts paid, by the Company under this Section 11.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Bank and without interest (other than interest paid by the relevant governmental authority with respect to such refund).

(d) If any Bank is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it by the Company, such Bank shall, upon the request, and at the cost and expense, of the Company, complete and deliver from time to time any certificate, form or other document requested by the Company, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Bank, would not, in the reasonable judgment of such Bank be disadvantageous or prejudicial to such Bank or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which a Bank has failed to provide any such certificate, form or other document requested by the Company, such Bank shall not be entitled to any payment under this Section 11.4 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.

(e) Each Bank organized under the laws of a jurisdiction in the United States, any State thereof or the District of Columbia (other than Banks that are corporations or otherwise exempt from United States backup withholding Tax) shall (i) deliver to the Company, upon execution hereof (or, with respect to Persons becoming Banks hereunder by assignment, upon execution of the relevant assignment agreement), two original copies of United States Internal Revenue Form W-9 or any successor form, properly completed and duly executed by such Bank, certifying that such Bank is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter, at each time it is so reasonably requested in writing by the Company, deliver within a reasonable time two original copies of an updated Form W-9 or any successor form thereto.

(f) Each Bank that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (each such Bank, a “Foreign Bank”) that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Company, upon execution hereof (or, with respect to Persons becoming Banks hereunder by assignment, upon execution of the relevant assignment agreement), such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate, unless in the good faith opinion of the Foreign Bank such documentation would expose the Foreign Bank to any material adverse consequences or risk. Such documentation shall be delivered by each Foreign Bank on or before the date it becomes a Bank and on or before the date, if any, such Foreign Bank changes its applicable lending office by designating a different lending office with respect to its Loans (a “New Lending Office”). In addition, each Foreign Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Bank. Each Bank (and, in the case of a Foreign Bank, its lending office), represents that on the date hereof, payments made hereunder by the Company to it would not be subject to United States Federal withholding tax.

(g) Notwithstanding the provisions of subsection (a) and (b) above, the Company shall not be required to indemnify any Foreign Bank, or to pay any Additional Amounts to any Foreign Bank, in respect of United States Federal withholding tax pursuant to subsection (a) or (b) above, (A) to the extent that the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Foreign Bank became a Bank; (B) with respect to payments to a New Lending Office with respect to a Loan, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Bank had it not designated such New Lending Office; (C) with respect to a change by such Foreign Bank of the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business, from the date such Foreign Bank changed such jurisdiction, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Bank had it not changed the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business; or (D) to the extent that the obligation to pay such indemnity payment or Additional Amounts would not have arisen but for a failure by such Foreign Bank to comply with the provisions of Section 11.4(f).

(h) If any Bank requests compensation under this Section 11.4, or if the Company is required to pay any additional amount to any governmental authority for the account of any Bank pursuant to this Section 11.4, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding or eliminating the amounts payable pursuant to this Section 11.4, provided that such designation or assignment shall be on such terms that such Bank and its lending office, in such Bank’s sole judgment, suffer no economic, legal, regulatory or other disadvantage and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

If Bank requests compensation under this Section 11.4, or if the Company is required to pay any additional amount to any governmental authority for the account of any Bank pursuant to this Section 11.4, then the Company may, at its sole expense and effort, upon notice to such Bank, require such Bank to assign and delegate, without recourse, in accordance with and subject to the restrictions contained in Section 11.1, all of such Bank’s interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee or assignees may be one or more other Banks); provided that (i) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (ii) such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

A certificate of the relevant Bank setting forth the basis for any amounts (and the calculation thereof and methodology in calculating, each in reasonable detail) claimed under this Section 11.4 shall be delivered to the Company and shall be conclusive absent manifest error. Failure or delay on the part of a Bank to demand compensation of any amount under this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Company shall not be required to compensate any such Bank for any amounts claimed under this Section that are incurred more than 90 days prior to the date that such Bank notifies the Company of the circumstances giving rise to such amounts and such Bank’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such amounts have retroactive effect, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(i) Any payment required to be made by the Company to any Bank under this Section 11.4 shall be deemed an Obligation and be secured by the Collateral.

Section 11.5 Choice of Law; Jurisdiction. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the laws of the State of Illinois (excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State), but giving effect to federal laws applicable to national banks. The Company and the Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois in any action or proceedings arising out of or relating to any Loan Documents and the Company and the Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 11.6 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 11.7 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Company and the Banks and supersede all prior agreements and understandings among the Company and the Banks relating to the subject matter thereof.

Section 11.8 Several Obligations. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other. The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

Section 11.9 Expenses; Indemnification.

(a) The Company shall reimburse each Agent and each Bank for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys, which attorneys may be employees of such Agent or such Bank, as applicable) paid or incurred by such Agent or such Bank, as applicable, in connection with the collection, liquidation and enforcement of the Loan Documents and/or the Collateral. The Company further agrees to indemnify each Agent, each Bank and their respective directors, officers and employees (each an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (all of the foregoing being collectively referred to as “Indemnified Amounts”), excluding, however, in all of the foregoing instances, Indemnified Amounts arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification and Indemnified Amounts consisting of taxes imposed on or measured by the overall net income of the Indemnified Party seeking indemnification.

(b) If, after the date hereof, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) is adopted, or there is any change in the interpretation thereof, or the compliance of any Bank with such, which, in any case, affects the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank reasonably determines the amount of capital required is increased by or based upon the existence of this Agreement or its Commitment hereunder and such increased capital results in increased costs to such Bank, then, such Bank shall notify the Company of such fact and shall provide a reasonably detailed description of such increased costs in the notice (“Increased Cost Notice”), together with documentation from the relevant regulatory body setting forth such increased capital requirement, and within 15 days of the Company’s receipt of such Increased Cost Notice, the Company shall, in its sole discretion, determine whether to terminate such Bank’s Commitment and obligation to make Loans hereunder, or to attempt to negotiate with such Bank a revised commitment fee (which revision shall not constitute an amendment to Section 2.8 hereof for the purposes of Section 9.2) and any other reimbursements provided for hereunder which reflect such Bank’s increased costs. In the event that the Company determines to terminate such Bank’s Commitment and obligation to make Loans hereunder, the Company shall send written notice to such Bank within 15 days of the Company’s receipt of the Increased Cost Notice specifying a date at least 30 days thereafter on which such Bank’s Commitment and obligation to make Loans hereunder shall be terminated. In the event that the Company determines to attempt to negotiate with such Bank a revised commitment fee and other reimbursements, and the Company and such Bank are unable to agree, within 30 days of the date of the Increased Cost Notice, upon such revised fees and other reimbursements, such Bank may send written notice to the Company, or the Company may send written notice to such Bank specifying a date at least 30 days thereafter on which the Bank’s Commitment and obligation to make Loans hereunder shall be terminated. Any payment required to be made by the Company under this Section 11.9(b) shall be deemed an Obligation and be secured by the Collateral.

(c) At least 45 days prior to the proposed consummation date of any merger or consolidation of the Company with or into any other Person in which the Company shall not be the surviving entity (such transaction, a “Restructuring”), the Company will give written notice thereof to Administrative Agent (a “Restructuring Notice”), which notice shall set forth the material terms and conditions of such Restructuring, including the identity of the surviving entity of such Restructuring (the “Survivor”). Administrative Agent shall promptly provide a copy of the Restructuring Notice to each Bank. Upon receipt of a Restructuring Notice, a Bank may elect, in its sole discretion, to terminate its Commitment hereunder by notifying the Company and Administrative Agent thereof, which may be by telephone (a “Termination Notice”) within 15 days of such Bank’s receipt of the Restructuring Notice, which termination shall become effective no sooner than 30 days after the Company’s receipt of the Termination Notice. Any Bank that fails to deliver a Termination Notice within 15 days after its receipt of a Restructuring Notice shall be deemed to have elected to terminate its Commitment.

(d) The effective date of any termination of a Bank’s Commitment hereunder pursuant to subsection (b) or (c) above is referred to herein as such Bank’s “Accelerated Termination Date”. Any such termination shall not accelerate the maturity of any Loans outstanding to such Bank; commitment fees to such Bank shall cease to accrue as of its Accelerated Termination Date; and the Company shall be responsible for any and all Obligations and accrued and unpaid costs (including increased costs), fees and expenses incurred with respect to such Bank prior to its Accelerated Termination Date. The obligations of the Company under this Section 11.9 shall survive the termination of this Agreement.

Section 11.10 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

Section 11.11 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 11.12 Confidentiality. Each of the Banks and each Agent agrees to maintain the confidentiality of the Company Information, except that Company Information may be disclosed (a) to its affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and agree to keep such Company Information confidential on terms substantially similar to this Section 11.12), (b) to any governmental agency or representative thereof, provided that prior to such disclosure, the disclosing party shall, to the extent practicable, promptly inform the Company of such potential disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or to the extent reasonably required in connection with any litigation relating to this Agreement or the Collateral to which such Bank or such Agent, as applicable, is a party, (d) subject to an agreement containing provisions substantially the same as those described in this Section 11.12, to any Purchaser or Participant or any prospective Purchaser or Participant, (e) with the consent of the Company or (f) to the extent such Company Information becomes publicly available other than as a result of a breach of its confidentiality obligations as described in this Section 11.12.

As used in this Section, “Company Information” means all information received from the Company or any of its Subsidiaries or Affiliates relating to Holdings or any of its subsidiaries (including the Company) or any of their respective affiliates, or their businesses, other than any such information that is available to any Agent or any Bank, as applicable, on a non-confidential basis prior to disclosure by the Company.

Section 11.13 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

Section 11.14 USA Patriot Act Notification. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Company opens an account, Administrative Agent, Collateral Agent and the Banks will ask for the Company’s name, tax identification number, business address, and other information that will allow Administrative Agent, Collateral Agent and the Banks to identify such Company. Administrative Agent, Collateral Agent and the Banks may also ask to see the Company’s legal organizational documents or other identifying documents.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

Section 12.1 Setoff; Ratable Payments.

(a) In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or any Default occurs and is continuing, any indebtedness from any Bank to the Company (including all account balances, whether provisional or final and whether or not collected or available but excluding any accounts designated as or representing “customer segregated funds” accounts and any accounts pledged to such Bank to secure an overdraft facility to ensure the settlement of foreign currency futures and options contracts traded on the Company) may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part thereof, shall then be due.

(b) If any Bank, whether by setoff or otherwise, has payment made to it upon any Loan in a greater proportion than that received by any other Bank upon any Loan constituting a portion of the same Advance, such Bank shall distribute to Administrative Agent an amount equal to each of the other Banks’ pro rata share of such payment. Such payment shall be distributed ratably between the Banks in proportion to each Bank’s respective share of the total Obligations outstanding under this Agreement. Any payment distributed pursuant to this subsection (b) to Administrative Agent shall be distributed by Administrative Agent to the applicable Banks in accordance with the provisions of this Agreement.

(c) If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for any category of its Obligations or such amounts which may be subject to setoff, in any case, in excess of its pro rata share thereof, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Obligations of the same category. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(d) The Company agrees that any holder of a participation in a Loan may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as if such holder were the direct creditor of the Company in the amount of the participation.

ARTICLE XIII

NOTICES

Section 13.1 Giving Notice. Except as otherwise herein provided, any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed, given (i) when delivered if sent by an overnight courier service, or (ii) when sent by facsimile, telex or SWIFT message, in each case, addressed to the Company, the Agents and the Banks at the addresses or transmission numbers indicated below their signatures to the Agreement or otherwise notified to the Company, the Agents or the Banks, as applicable.

Section 13.2 Change of Address. The Company, any Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Agents and the Banks.

ARTICLE XV

SUBORDINATION

The Company hereby subordinates its Lien on the Collateral to the Lien therein granted to Collateral Agent pursuant to the Collateral Documents, and, except as permitted by Section 2.9, the Company shall not take any action of any nature whatsoever to enforce its Lien until all of the Obligations have been paid in full and the Commitments have been terminated.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company, the Agents and the Banks have executed this Agreement as of the date first above written.

CHICAGO MERCANTILE EXCHANGE INC.
(A Delaware corporation)

By: /s/ C.S. Donohue

Name: Title:	Craig S. Donohue Chief Executive Officer

Date: October 13, 2006

20 South Wacker Drive
Chicago, Illinois 60606
Fax: (312) 930-3187
S.W.I.F.T.: XCMEUS4C

Attention: Managing Director & President, Clearing House Division

With a copy to:
20 South Wacker Drive
Chicago, Illinois 60606
Fax: (312) 930-3187
S.W.I.F.T.: XCMEUS4C
Attention: General Counsel

Commitments

$45,000,000 individually and as Administrative Agent	BANK OF MONTREAL,

By: /s/ Linda C. Haven

Name: Linda C. Haven Title: Managing Director

111 West Monroe Street Chicago, Illinois 60603 Fax: (312) 765-8201

Attention: Gary Shafer

$60,000,000 THE BANK OF NEW YORK,

individually and as Collateral Agent

By: /s/ Joseph Ciacciarelli
Name: Joseph Ciacciarelli
Title: Managing Director

One Wall Street
New York, New York 10286
Fax: (212) 809-9566

Attention: Joseph Ciacciarelli

$60,000,000 BANK OF	AMERICA, N.A.

By: /s/ Eyal Namordi

Name: Eyal Namordi Title: Vice President

IL1-231-10-12
231 South LaSalle Street, 10th Floor
Chicago, Illinois 60697
Fax: (312) 828-3359

Attention: Eyal Namordi

$60,000,000 THE BAN	K OF TOKYO-MITSUBISHI UFJ, LTD CHICAGO BRANCH

By:/s/ Tsuguyuki Umene

Name: Tsuguyuki Umene Title: Deputy General Manager

227 West Monroe Street, Suite 2300
Chicago, Illinois 60606
Fax: (312) 696-4535

Attention: Thomas Denio

$15,000,000 BROWN BROTHERS HARRIMAN & CO.

By: /s/ John C. Santos, Jr.
Name: John G. Santos, Jr.
Title: Managing Director

140 Broadway
New York, New York 10005
Fax: (212) 493-8998

Attention: Graeme Henderson

$40,000,000 CALYON	NEW YORK BRANCH
By: /s/ Walter Jay Buckley
Name: Walter Jay Buckley
Title: Managing Director
By: /s Ken Ricciardi
Name: Ken Ricciardi
Title: Director
1301 6th Avenue
New York, New York 10019
Fax: (212) 261-3438

Attention: Kenneth Ricciardi

By: /s/ William J. Binder
Name: William J. Binder
Title: Vice President

71 South Wacker Drive, 29th Floor – IH2945
Chicago, Illinois 60606
Fax: 312-777-3497

Attention: William J. Binder

$60,000,000 CITICOR	P USA, INC.

By: /s/ Robert B. Goldstein

	Name: Title:	Robert B. Goldstein Managing Director/Senior Credit Officer

388	Greenwich Street, 22nd Floor

New York, New York 10013
Fax: (212) 816-4141

Attention: Robert B. Goldstein

$40,000,000	FIFTH THIRD BANK CHICAGO,

a Michigan banking corporation

By: /s/ Joseph A. Wemhoff

	Name: Title:	Joseph A. Wemhoff Vice President

222	S. Riverside Plaza, GRVR3E

Chicago, Illinois 60606
Fax: (312) 704-4379

Attention: Joseph A. Wemhoff

$45,000,000	HARRIS N.A.
By: /s/ Linda C. Haven
Name: Linda C. Haven
Title: Managing Director
111 West Monroe Street
Chicago, Illinois 60603
Fax: (312) 765-8201
Attention: Gary Shafer

$25,000,000	HSBC BANK USA
By: /s/ Joseph Travaglione
Name: Joseph Travaglione
Title: Senior Vice President
452 Fifth Avenue
New York, New York 10018
Fax: (212) 765-8201
Attention: Joseph Travaglione

$60,000,000	JPMORGAN CHASE BANK, N.A.

By: /s/ Kevin T. Murphy

Name: Kevin T. Murphy Title: Vice President

277 Park Avenue, 23rd Floor
New York, NY 10172
Fax: (646) 534-1718

Attention: Kevin Murphy

$60,000,000            NATIONAL AUSTRALIA BANK LIMITED,

                              A.C.N. 004044937

                              By: /s/ Michael Pryce
                              ---------------------------------------------------

                              Name: Michael Pryce
                              Title: Director

                              245 Park Avenue, 28th Floor

                              New York, New York  10167
                              Fax: (212) 983-7360

                              Attention:  Michael Pryce

$15,000,000                   THE NORTHERN TRUST COMPANY

                              By:                            /s/ Jaron Montgomery
                              ---                            ---

Name: Jaron Montgomery

Title: Vice President

50 South LaSalle Street

Chicago, Illinois 60675

Fax: (312) 444-4906

Attention: Jaron Montgomery

$40,000,000	PNC BANK, NATIONAL ASSOCIATION

	By:	Paul Devine

Name: Paul Devine
Title: Vice President & Credit Officer

One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Fax: (412) 762-6484

Attention: Hana Deiter

$40,000,000	STATE STREET BANK AND
TRUST COMPANY
By: /s/ Juan Sierra

Name: Juan Sierra
Title: Vice President
225 Franklin Street, MAO 7
Boston, Massachusetts 02110
	Fax:	(617) 664-0532

Attention: Juan Sierra, Vice President
$60,000,000	SVENSKA HANDELSBANKEN AB
By: /s/ H.N. Bacon
Name: H.N. Bacon
Title: Senior Vice President
By: /s/ Niclas Fjalltoft
Name: Niclas Fjalltoft
Title: Vice President
875 Third Avenue – 4th Floor
New York, New York 10022-7218
Fax: (212) 326-5151
Attention: H.N. Bacon
$25,000,000	US BANK NATIONAL ASSOCIATION

By: /s/ James DeVries

Name: James DeVries Title: Senior Vice President

U.S. Bank — Corporate Banking Chicago

209 South LaSalle Street, Suite 410

Chicago, Illinois 60604

Fax: 312-325-8750

Attention: James DeVries

$25,000,000 WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Paul R. Schoper
Name: Paul R. Schoper
Title: Officer

Financial Institutions Division
MAC E2616-290
230 West Monroe Street
Chicago, Illinois 60606
Fax: 312-845-8606

Attention: Paul Schope